Exhibit 99.3

PMA CAPITAL [LOGO]
A Specialty Risk Management Company

Mellon Bank Center Suite 2800
1735 Market Street
Philadelphia, PA 19103-7590

PRESS RELEASE

For Release: Immediate

      Contact: Albert D. Ciavardelli
                    (215) 665-5063

PMA Capital Plans to Issue $75 Million of Convertible Senior Debentures

Philadelphia, PA, October 15, 2002 – PMA Capital Corporation (NASDAQ: PMACA) announced today that it is seeking to raise $75 million through an offering of convertible senior debentures pursuant to its currently effective shelf registration statement. The debentures, which will be convertible at the option of the holders into shares of PMA Capital’s Class A common stock, will be due in 2022. The underwriters have been granted an option to purchase an additional $11.25 million principal amount of debentures.

PMA Capital intends to use proceeds from the offering to increase the capital and surplus of its insurance subsidiaries to support expected growth in its reinsurance and insurance operations, and for general corporate purposes.

The offering is being managed by Banc of America Securities LLC (joint-bookrunner) and Credit Suisse First Boston (joint-bookrunner), and is being co-managed by Sandler O’Neill & Partners, L.P.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the debentures to be offered, nor shall there be any sale of debentures in any state in which such offer, solicitation or sale would be unlawful. Offers for the debentures will be made only by means of a prospectus (including a final prospectus supplement) forming a part of the effective registration statement. Copies of the prospectus, when available, with respect to the offering may be obtained from Banc of America Securities LLC, Prospectus Department, 9 West 57th Street, New York, New York 10019 (telephone: 646.733.4166) and Credit Suisse First Boston, Prospectus Department, One Madison Avenue, New York, New York 10010 (telephone: 212.325.2580) or by faxing requests to 212.325.8057.

PMA Capital Corporation, headquartered in Philadelphia, Pennsylvania, is an insurance holding company, whose operating subsidiaries provide specialty risk management products and services to customers throughout the United States. The primary product lines of PMA Capital’s subsidiaries include property and casualty reinsurance, underwritten and marketed through PMA Re, and workers’ compensation, integrated disability and other commercial property and casualty lines of insurance in the eastern part of the United States, underwritten and marketed under the trade name The PMA Insurance Group. For additional information about PMA Capital and its specialty insurance businesses, please visit us at www.pmacapital.com.

Certain statements in this release may constitute “forward-looking statements” within the meaning of The Private Securities Litigation and Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those projected in the forward-looking statements as discussed in the Company’s periodic filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.